Exhibit 99.1

Release: IMMEDIATE For: Comtex News Network (Symbol: CMTX)

Contact:	Amber Gordon
agordon@comtex.com
703-797-8011

COMTEX REPORTS THIRD QUARTER FISCAL 2008 EARNINGS

NEW YORK, NY, May 12, 2008 – Comtex News Network, Inc. (OTC BB: CMTX), a leading provider of economically useful electronic real-time news, content and SmarTrend® market products, today announced financial results for its third fiscal quarter and the nine month period ended March, 31, 2008.

Comtex reported $232,000 of operating income and net income of $244,000, or $0.02 per share for the third quarter of fiscal 2008, compared to operating income of $61,000 and a net loss of $(181,000), or $(0.01) per share for the quarter ended March 31, 2007.  The growth in profitability resulted primarily from decreases in both fixed product costs and overhead expenses.  Comtex’s revenues were approximately $1.8 million for both the quarter ended March 31, 2008 and for the third quarter of the previous fiscal year.

Comtex reported operating income of $797,000 and net income of $754,000, or $0.05 per share for the nine months ended March 31, 2008, versus operating income of $83,000 and a net loss of $(192,000), or $(0.01) per share, for the comparative prior year period.  Comtex reported revenues of $5.4 million for the nine months ended March 31, 2008 compared to $5.2 million for the nine months ended March 31, 2007.  The increase in revenue was primarily due to the realization of approximately $181,000 of previously unrecognized revenue, plus increased sales to existing clients.

For the nine months ended March 31, 2008, EBITDA (as defined and explained in the accompanying note to the table below), excluding the effects of stock-based compensation, was approximately $858,000, compared to $204,000 for the nine months ended March 31, 2007. The increased EBITDA was primarily the result of the collection and recognition of revenue from prior periods, the reversal of accrued expenses related to a legal settlement, and reductions in both fixed product costs and overhead expenses.

Chip Brian, Comtex’s President and CEO, stated, “Comtex’s third quarter fiscal 2008 financial results show increased profit margins, working capital and stockholders’ equity, while revenues remained basically unchanged.  Comtex is well positioned to capitalize on the convergence of content and technology to create innovative new products and services.”

MORE…

Comtex Announces 3rd Quarter Earnings	Page 2
May 12, 2008

About Comtex
Comtex (www.comtex.com) provides real-time news, Comtex SmarTrend® Alerts and economically useful information.  Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms.  With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day.  Comtex’s state-of-the-art technology delivers this relevant content and reliable service in real-time.  Comtex also provides several proprietary SmarTrend Alert products to investors, including a daily stock market letter (Morning Call), selected stock news (SmarTrend Spotlights), and SmarTrend Alerts (via subscription at www.mysmartrend.com).  Comtex has offices in New York City; Boston, Massachusetts; and Alexandria, Virginia.

SmarTrend® is a registered trademark of Comtex News Network, Inc.

FINANCIAL TABLE FOLLOWS

Comtex Announces 3rd Quarter Earnings	Page 3
May 12, 2008

Comtex News Network, Inc.
Selected Financial Data
 (unaudited / amounts in thousands, except per share amounts)

	Three Months		Nine Months
	Ended March 31		Ended March 31
	2008	2007	2008	2007

Revenues	$1,770	$1,796	$5,426	$5,247
Operating Income	232	61	797	83
Net Income (Loss)	$244	$(181)	$754	$(192)

Earnings (Loss) Per Share
Basic and Diluted	$0.02	$(0.01)	$0.05	$(0.01)

Weighted Avg. # Shares:
Basic	15,294	14,233	15,294	13,878
Diluted	15,460	14,233	15,467	13,878

Reconciliation to EBITDA:
Net Income (Loss)	$244	$(181)	$754	$(192)
Stock-based compensation	-	11	3	33
Depreciation and Amortization	19	24	59	88
Interest/Other (Income) Expenses, net	(12)	238	37	269
Income Taxes	-	4	5	6
EBITDA	$251	$96	$858	$204

Please Note:  EBITDA consists of earnings before stock-based compensation, debt conversion expense, interest expense, interest and other income, unrealized and realized gains (losses) in marketable securities, income taxes, and depreciation and amortization. EBITDA is not a term defined by U.S. generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies.  However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry.  Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

Also Please Note:  Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties.  These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature.  These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes.  Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.  Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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